For Immediate Release

Media Contact:
Jay Nalbach, CMO
(503) 387 3941
pr@crailar.com

Investor Relations Contact:
Ted Sanders, CFO
(503) 387-3941
ir@crailar.com

CRAiLAR Closes CAD$3.2 Million Loan Financing with IKEA and
CRAiLAR Closes CAD$2.0 Million Private Placement Financing with

Hydra Ventures

Portland, Ore. (December 24, 2013) - CRAiLAR Technologies Inc. (TSXV: CL) (OTCQB: CRLRF), which produces and markets CRAiLAR(R) Flax fiber The Friendliest Fiber On The Planet(TM), today announced the closing of its previously announced CAD$3.2 million loan financing with IKEA ("Loan). The term of the Loan is 30 months, bears interest at 1.9% fixed rate and is designated for the installation of equipment to support and expand CRAiLAR's European production facility and working capital for IKEA orders. The Loan is to be secured by certain assets to be purchased with the proceeds as well as a portion of the secured assets used to originally secure the Company's July 26, 2013 10% secured, subordinated, convertible debentures (the "Debentures").

In conjunction with the completion of the Loan, the Company and its present Debenture holders have agreed to amend, in exchange for the release of certain secured assets, the conversion terms of the Debentures; in the principal amount of $3,535,000; such that, at the Debenture holders' option, the Debentures may now be converted into common shares in the capital of the Company at $1.25 instead of $2.00 per Share.

In conjunction with the completion of the Loan, the Company has now closed upon its previously announced CAD$2.0 million private placement investment (the "Private Placement") with Hydra Ventures B.V. ("Hydra Ventures"), the corporate venture arm of the adidas Group (FRA: ADS). Hydra Ventures has been issued an aggregate of 3,333,333 units of the Company (each a "Unit"), at a subscription price of CAD$0.60 per Unit, with each Unit being comprised of one common share and one common share purchase warrant (each a "Warrant") of the Company, and with each Warrant being exercisable for a period of five years from the date of closing at an exercise price of CAD$0.70 per Warrant common share. The proceeds from the Private Placement will be utilized for general corporate and working capital purposes.

In conjunction with the completion of the Private Placement certain Company creditors have agreed to extend the term of their current loans to the Company and, in consideration thereof, one such Company creditor and director will receive an aggregate of 187,878 bonus common shares of the Company, at a deemed issuance price of CAD$0.60 per common share, for such extension.

Each of the proposed reduction in Debenture conversion price and bonus share issuance is still subject to prior TSX Venture Exchange approval prior to the completion thereof.

About IKEA

IKEA, the world's largest home furnishings retailer, was founded in 1943 in Sweden. Since that time, IKEA has offered home furnishings of good design, quality and function at low prices so the majority of people can afford them. There are currently more than 340 IKEA stores in 42 countries, including 38 in the U.S. IKEA incorporates sustainability into day-to-day business and supports initiatives that benefit children and the environment. For more information, see IKEA-USA.com, facebook.com/IKEAUSA, @DesignByIKEA, and http://pinterest.com/IKEAUSA/.

About HYDRA VENTURES

Launched in 2011, Hydra Ventures is the corporate venture arm of adidas AG, and is dedicated to exploiting new market opportunities by creating and developing new consumer brands and trends in the apparel, footwear and sports-related areas. In addition special consideration is given to companies with sustainable or socially responsible attributes. For more information, see www.hydra-ventures.com

About CRAiLAR Technologies Inc.

CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Carhartt, Ashland, PVH Corp., Cotswold Industries, Cone Mills and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: completion of a definitive agreement and acquisition of the European Wet Processing facility, any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release

Media Contact:
Jay Nalbach, CMO
(503) 387-3941
pr@crailar.com

Investor Relations Contact:
Ted Sanders, CFO
(503) 387-3941
ir@crailar.com

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